Exhibit 99.1
Allied Healthcare International Inc. Reports Fiscal 2009
Third Quarter Results
Revenues Increase 7.3%, At Constant Exchange Rates

	Fiscal 2009	Fiscal 2008
(In millions, except EPS)	Third Quarter	Third Quarter
Revenues, as reported	$63.1	$75.0
Revenues, at constant exchange rates	$80.5	$75.0
Gross Profit, as reported	$19.2	$23.1
Gross Profit, at constant exchange rates	$24.5	$23.1
Gross Margin %	30.4%	30.8%
Operating Income, as reported	$2.9	$3.7
Operating Income, at constant exchange rates	$4.0	$3.7
Diluted EPS, continuing operations	$0.05	$0.05
NEW YORK — August 4, 2009 — Allied Healthcare International Inc. (Nasdaq: AHCI; AIM: AHI, http://www.alliedhealthcare.com), a leading provider of flexible healthcare staffing services in the United Kingdom, has issued financial results for its fiscal 2009 third quarter.
To provide investors with an increased understanding of the Company’s business, as in previous quarters, Allied is providing a breakdown of its revenues, gross profits, selling, general and administrative costs and operating income at constant exchange rates using the comparable prior period weighted average exchange rate. In addition, as the Company’s revenues and gross profits are generated in the United Kingdom, an analysis is included, within the management discussion below, of the last seven quarters’ revenues and gross profits in pounds sterling to enable investors to fully understand the underlying trends over these periods without the effects of currency exchange rates. As noted in the reported numbers, recent fluctuations in foreign exchange rates have significantly impacted the Company’s current period results.
Fiscal Third Quarter Results:

	Quarter Ended June 30, 2009					Quarter Ended June 30, 2008
			Gross		Gross			Gross		Gross
	Revenue	%	Margin	%	Margin %	Revenue	%	Margin	%	Margin %
(Amounts in thousands)
Homecare	$67,468	83.8%	$20,782	85.0%	30.8%	$57,497	76.7%	$18,351	79.4%	31.9%
Nursing Homes	7,309	9.1%	2,336	9.6%	32.0%	9,783	13.0%	3,018	13.0%	30.8%
Hospitals	5,731	7.1%	1,333	5.4%	23.3%	7,744	10.3%	1,751	7.6%	22.6%

Total, at constant exchange rates	80,508		24,451		30.4%	75,024		23,120		30.8%
Effect of foreign exchange	(17,405)		(5,278)			—		—

Total, as reported	$63,103		$19,173			$75,024		$23,120

SG&A, at constant exchange rates			$20,473					$19,437
Effect of foreign exchange			(4,197)					—

SG&A, as reported			$16,276					$19,437

Operating Income, at constant exchange rates			$3,978					$3,683
Effect of foreign exchange			(1,081)					—

Operating Income, as reported			$2,897					$3,683

For the third quarter of fiscal 2009, at constant exchange rates, revenues increased by $5.5 million, or 7.3%, to $80.5 million, compared with $75.0 million reported during the same period in fiscal 2008. Contributing to the increase in revenues was Allied’s Homecare revenues, which grew by 17.3% to $67.5 million. Nursing Home revenues declined by 25.3% to $7.3 million. Hospital revenues decreased by 26.0% to $5.7 million. After the unfavorable impact of currency exchange of $17.4 million, revenues decreased to $63.1 million.
At constant exchange rates, total gross profit for the third fiscal quarter increased 5.8% to $24.5 million, compared with $23.1 million reported for the comparable quarter in fiscal 2008. Gross profit margin for the third quarter was 30.4%, as compared to 30.8% for the comparable prior period. Foreign exchange decreased gross profit by $5.3 million to $19.2 million for the quarter.
At constant exchange rates, SG&A for the third fiscal quarter was $20.5 million, compared with $19.4 million reported last year. As a percent of revenues, SG&A costs were 25.8%, compared to 25.9% in the comparable prior year period. Foreign exchange decreased costs by $4.2 million to $16.3 million for the quarter.
At constant exchange rates, operating income for the third quarter of fiscal 2009 increased to $4.0 million, compared to operating income of $3.7 million reported during the 2008 third fiscal quarter. Foreign exchange decreased operating income by $1.1 million to $2.9 million for the quarter.
Net income for the third quarter of fiscal 2009 was $2.4 million, as compared with $2.5 million reported during the 2008 third fiscal quarter. Diluted earnings per share was $0.05 for the quarter, compared to diluted earnings per share of $0.05 last year.
Fiscal Nine-Month Results:

	Nine Months Ended June 30, 2009					Nine Months Ended June 30, 2008
			Gross		Gross			Gross		Gross
	Revenue	%	Margin	%	Margin %	Revenue	%	Margin	%	Margin %
(Amounts in thousands)
Homecare	$191,156	80.8%	$59,491	82.1%	31.1%	$167,991	75.1%	$52,491	77.8%	31.2%
Nursing Homes	25,349	10.8%	7,919	10.9%	31.2%	32,123	14.4%	9,661	14.3%	30.1%
Hospital Staffing	19,935	8.4%	5,049	7.0%	25.3%	23,495	10.5%	5,322	7.9%	22.7%

Total, at constant exchange rates	236,440		72,459		30.6%	223,609		67,474		30.2%
Effect of foreign exchange	(56,475)		(17,307)			—		—

Total, as reported	$179,965		$55,152			$223,609		$67,474

SG&A, at constant exchange rates			$59,997					$59,085
Effect of foreign exchange			(13,773)					—

SG&A, as reported			$46,224					$59,085

Operating Income, at constant exchange rates			$12,462					$8,389
Effect of foreign exchange			(3,534)					—

Operating Income, as reported			$8,928					$8,389

For the fiscal nine months ended June 30, 2009, at constant exchange rates, revenues increased by $12.8 million, or 5.7%, to $236.4 million, compared with $223.6 million reported during the same period in fiscal 2008. Contributing to the increase in revenues was Allied’s Homecare revenues, which grew by 13.8% to $191.2 million. Nursing Home revenues declined by 21.1% to $25.3 million. Hospital revenues decreased by 15.2% to $19.9 million. After the unfavorable impact of currency exchange of $56.4 million, revenues decreased to $180.0 million.

At constant exchange rates, total gross profit for the fiscal nine months ended June 30, 2009, increased 7.4% to $72.5 million, compared with $67.5 million reported for the comparable period in fiscal 2008. Gross profit margin for the fiscal nine months ended June 30, 2009, increased to 30.6% from 30.2% for the comparable prior period. Foreign exchange decreased gross profit by $17.3 million to $55.2 million for the quarter.
At constant exchange rates, SG&A for the fiscal nine months ended June 30, 2009, was $60.0 million, compared with $59.1 million reported last year, an increase of 1.5%. As a percent of revenues, SG&A costs were 25.7% compared to 26.4% in the comparable prior year period. Foreign exchange decreased costs by $13.8 million to $46.2 million for the quarter.
At constant exchange rates, operating income for the fiscal nine months ended June 30, 2009, increased to $12.5 million, compared to operating income of $8.4 million reported during the 2008 nine months ended June 30, an increase of 48.6% over the prior year. Foreign exchange decreased operating income by $3.5 million to $8.9 million for the nine-month period.
Income from continuing operations for the nine months ended June 30, 2009, increased to $7.0 million, as compared with $5.9 million reported during the 2008 fiscal nine-month period. Diluted earnings per share from continuing operations was $0.15 for the nine month period ended June 30, 2009, compared to diluted earnings per share from continuing operations of $0.13 last year.
Net income for the nine months ended June 30, 2009, increased to $7.4 million, as compared with $5.9 million reported during the 2008 fiscal nine-month period. Diluted earnings per share was $0.16 for the nine-month period, which includes $0.01 from discontinued operations due to the release of reserves as a result of the warranty period within the sales agreement, related to the sale of the respiratory business in fiscal 2007, having expired. This compares to $0.13 for the same prior year period.
At June 30, 2009, and September 30, 2008, Allied’s cash balance was $33.7 million (£20.4 million) and $26.2 million (£14.4 million), respectively, representing an underlying increase in the cash balance of £6.0 million.
For the fiscal nine months ended June 30, 2009, depreciation and amortization was $2.8 million (£1.8 million) and capital expenditures were $2.2 million (£1.4 million). Days Sales Outstanding was twenty-four days at June 30, 2009 (46 days including unbilled account receivables), and twenty-five days at June 30, 2008 (44 days including unbilled account receivables).
Management Discussion:
“We continue to see good growth in our homecare business, which now represents almost 84% of our business,” commented Sandy Young, Chief Executive Officer of Allied. “The revenue growth in the quarter of 17.3% was particularly pleasing and was ahead of the 10-15% growth range that we have recently been operating within. Our Continuing Care continues to grow strongly and accounts for over 15% of the revenues of this business. Continuing Care has benefitted from the restructuring we carried out earlier this year. We have low penetration in this market and our proposition of providing homecare with a lower level medical requirement via support staff under nurse supervision is popular with hospital trusts.”
Mr. Young continued: “Our nursing homes and hospital staffing business results continue to struggle but following our acceptance onto the new PASA framework agreements, which come into effect in October 2009, we are hopeful that the higher charges under this revised contract will give us opportunities going forward. The higher charges are necessary to enable us to effectively recruit staff to service this business. We currently have plans in the next financial year to re-launch this service line in a few of our regional offices as well as our existing London operation.
“While current period SG&A running costs of 25.8% of revenues are lower than the prior year period, we are continuing to invest in certain areas of our business that includes such items as continuing care, learning disability, IT systems, and business improvement projects to ensure that we support future growth in revenues. At the same time, we maintain tight controls over other areas of SG&A costs so as to maintain our objective of reducing SG&A costs as a percent of revenues.
“We currently have several business improvement initiatives under way with project management support. These projects cover winning new business, carer retention, bid implementation, and branch operations. There are also other projects supporting service delivery. We believe that being a high quality service provider is a key driver to increased revenue and profit growth.
“The third quarter also concluded the successful pilot phase of our Coldharbour IT replacement. We now have thirteen branches successfully running on Coldharbour. The cost of the project is within the original budget and time projections with a total capital expenditure of $2.4 million and operating expense of $4.5 million. To date, expenditures have been $2.7 million split between $2.2 million capital and $0.5 million operating expense. The project will allow us to make further efficiencies in the way we process transactions and will also improve service delivery.”
Mr. Young concluded: “As noted in our previous quarter’s press release, with nearly all our operations in the United Kingdom, we believe it is important for investors to see the underlying revenues and gross profits in pound currency as detailed below. This shows growth in our gross margins year to date of 7.4% and our third quarter gross margin of 30.4% is well within our expectations. Our SG&A costs year to date, excluding exchange effects, increased by 1.5%, compared to the prior year despite the increase in revenues that we have generated.”

	Q1 2009		Q2 2009		Q3 2009
		Gross		Gross		Gross
	Revenue	Margin	Revenue	Margin	Revenue	Margin
(Amounts in thousands)
Homecare	£30,620	£9,487	£30,858	£9,753	£34,162	£10,525
Nursing Homes	4,808	1,477	4,159	1,298	3,716	1,187
Hospital Staffing	3,612	973	3,448	874	2,914	679

Total	£39,040	£11,937	£38,465	£11,925	£40,792	£12,391
Foreign exchange rate	1.58	1.58	1.44	1.44	1.55	1.55

Total	$61,528	$18,813	$55,334	$17,166	$63,103	$19,173

	Q1 2008		Q2 2008		Q3 2008		Q4 2008
		Gross		Gross		Gross		Gross
	Revenue	Margin	Revenue	Margin	Revenue	Margin	Revenue	Margin
(Amounts in thousands)
Homecare	£27,358	£8,491	£27,561	£8,476	£29,130	£9,294	£30,218	£9,447
Nursing Homes	5,730	1,706	5,373	1,596	4,969	1,531	5,140	1,554
Hospital Staffing	3,473	767	4,358	1,009	3,926	888	4,088	1,050

Total	£36,561	£10,964	£37,292	£11,081	£38,025	£11,713	£39,446	£12,051
Foreign exchange rate	2.05	2.05	1.98	1.98	1.97	1.97	1.90	1.90

Total	$74,770	$22,423	$73,815	$21,931	$75,024	$23,120	$74,968	$22,911

Dr. Jeffrey Peris, Non-Executive Chairman of the Board of Allied, commented: “Sandy Young and the management team have achieved operating income for the first three quarters of $12.5 million, excluding exchange, which compares to $8.4 million for the same prior year’s quarters. This is an increase of 48.6%, and reflects the continued improvements the Company is making across its business to help it affirm its position as one of the leaders in the U.K. homecare market place. We are pleased with the results of the third quarter and that the successes of previous quarters have enabled Allied to be included in the Russell 3,000 Index, thereby providing us with opportunities to reach additional investors.”
Conference Call Information- August 4, 2009 at 10:00AM EST / 3:00PM GMT:
Allied invites all those interested in listening to management’s discussion of the results to join the call by dialing 877-407-0778 for domestic participants, and 201-689-8565 for international participants today, August 4, 2009, at 10:00AM EST / 3:00PM GMT. Participants may also access a live webcast of the conference call through the “Investors” section of Allied Healthcare’s Website: www.alliedhealthcare.com. A replay will be available for one week following the call by dialing 877-660-6853 for domestic participants, and 201-612-7415 for international participants. When prompted, please enter account number 286 and conference ID number 321299. The presentation will be available and archived on the Company’s website for ninety days.
In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude or include certain charges. These non-GAAP measures adjust for foreign exchange effects. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in this press release with the most comparable GAAP measures are included in the financial tables included in this press release.
For more news and information on Allied Healthcare International Inc., please visit http://www.IRGnews.com/coi/AHCI where you can find the CEO’s video, a fact sheet on the company, investor presentations, and more.
ABOUT ALLIED HEALTHCARE INTERNATIONAL INC.
Allied Healthcare International Inc. (http://www.alliedhealthcare.com) is a leading provider of flexible healthcare staffing services in the United Kingdom. Allied operates a community-based network of approximately one hundred ten branches with the capacity to provide carers

(known as home health aides in the U.S.), nurses, and specialized medical personnel to locations covering approximately 90% of the U.K. population. Allied meets the needs of private patients, community care, nursing and care homes, and hospitals.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this news release may be forward-looking statements. These forward-looking statements are based on current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements include: general economic and market conditions; Allied’s ability to continue to recruit and retain flexible healthcare staff; Allied’s ability to enter into contracts with local government social services departments, NHS Trusts, hospitals and other healthcare facility clients on terms attractive to Allied; the general level of patient occupancy at our clients’ hospitals and healthcare facilities; dependence on the proper functioning of Allied’s information systems; the effect of existing or future government regulation of the healthcare industry, and Allied’s ability to comply with these regulations; the impact of medical malpractice and other claims asserted against Allied; the effect of regulatory change that may apply to Allied and that may increase costs and reduce revenues and profitability; Allied’s ability to use net operating loss carry forwards to offset net income; the effect that fluctuations in foreign currency exchange rates may have on our dollar-denominated results of operations; and the impairment of goodwill, of which Allied has a substantial amount on the balance sheet, may have the effect of decreasing earnings or increasing losses. Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release include those described in Allied’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. Allied undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Allied Healthcare International Inc.
Sandy Young, Chief Executive Officer
Paul Weston, Chief Financial Officer
UK 00-44-1785 810-600
sandyyoung@alliedhealthcare.com
paulweston@alliedhealthcare.com
or
The Investor Relations Group
Adam Holdsworth
212-825-3210
or
Cenkos Securities plc (Nominated Advisor)
Elizabeth Bowman
London: 00-44-20-7397-8928
or
Ian Soanes
London: 00-44-20-7397-8924

ALLIED HEALTHCARE INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008
Revenues:
Net patient services	$63,103	$75,024	$179,965	$223,609

Cost of revenues:
Patient services	43,930	51,904	124,813	156,135

Gross profit	19,173	23,120	55,152	67,474

Selling, general and administrative expenses	16,276	19,437	46,224	59,085

Operating income	2,897	3,683	8,928	8,389

Interest income	76	216	453	620
Interest expense	—	(388)	(12)	(491)
Foreign exchange income (loss)	307	(2)	(60)	(151)

Income before income taxes and discontinued operations	3,280	3,509	9,309	8,367

Provision for income taxes	892	1,056	2,310	2,472

Income from continuing operations	2,388	2,453	6,999	5,895

Discontinued operations:
Income from discontinued operations, net of taxes	—	—	367	—

Net income	$2,388	$2,453	$7,366	$5,895

Basic and diluted net income per share of common stock Income from continuing operations	$0.05	$0.05	$0.15	$0.13
Income from discontinued operations	—	—	0.01	—

Net income per share of common stock	$0.05	$0.05	$0.16	$0.13

Weighted average number of common shares outstanding:
Basic	44,986	44,986	44,986	44,986

Diluted	44,998	44,993	44,990	45,075

ALLIED HEALTHCARE INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	June 30,	September 30,
	2009	2008
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$33,660	$26,199
Restricted Cash	—	136
Accounts receivable, less allowance for doubtful accounts of $676 and $823, respectively	16,609	17,774
Unbilled accounts receivable	15,355	15,892
Deferred income taxes	372	474
Prepaid expenses and other assets	1,581	1,375
Assets of discontinued operations	—	182

Total current assets	67,577	62,032

Property and equipment, net	8,076	8,574
Goodwill	99,550	109,292
Other intangible assets, net	2,041	3,345
Taxes receivable	—	19

Total assets	$177,244	$183,262

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,142	$1,614
Accrued expenses, inclusive of payroll and related expenses	26,391	28,244
Taxes payable	777	—
Liabilities of discontinued operations	—	624

Total current liabilities	28,310	30,482

Deferred income taxes	62	110

Total liabilities	28,372	30,592

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $.01 par value; authorized 10,000 shares, issued and outstanding — none	—	—
Common stock, $.01 par value; authorized 80,000 shares, issued 45,571 shares	456	456
Additional paid-in capital	241,385	241,018
Accumulated other comprehensive (loss) income	(9,712)	1,819
Accumulated deficit	(80,963)	(88,329)

	151,166	154,964
Less cost of treasury stock (585 shares)	(2,294)	(2,294)

Total shareholders’ equity	148,872	152,670

Total liabilities and shareholders’ equity	$177,244	$183,262

ALLIED HEALTHCARE INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	June 30,	June 30,
	2009	2008
Cash flows from operating activities:
Net income	$7,366	$5,895
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations	(367)	—
Depreciation and amortization	1,880	2,470
Amortization of intangible assets	921	1,252
Foreign exchange gain	(221)	—
Increase (decrease) in provision for allowance for doubtful accounts	100	(580)
Loss (gain) on sale of fixed assets	11	(22)
Stock based compensation	366	669
Deferred income taxes	(246)	(42)
Changes in operating assets and liabilities, excluding the effect of businesses acquired and sold:
(Increase) decrease in accounts receivable	(518)	670
Increase in prepaid expenses and other assets	(1,137)	(2,221)
Increase (decrease) in accounts payable and other liabilities	2,875	(3,264)

Net cash provided by continuing operations	11,030	4,827
Net cash used in discontinued operations	—	(569)

Net cash provided by operating activities	11,030	4,258

Cash flows from investing activities:
Capital expenditures	(2,152)	(2,146)
Proceeds from sale of business	114	54,334
Proceeds from sale of property and equipment	1	48
Payments on acquisitions payable	(171)	—

Net cash (used in) provided by investing activities	(2,208)	52,236

Cash flows from financing activities:
Payments on revolving loan	—	(24,984)
Payments on invoice discounting facility	—	(4,516)
Payments on long-term debt	—	(23,984)
Proceeds from sale of interest rate swap agreements	—	625

Net cash used in financing activities	—	(52,859)

Effect of exchange rate on cash	(1,361)	1

Increase in cash	7,461	3,636

Cash and cash equivalents, beginning of period	26,199	20,241

Cash and cash equivalents, end of period	$33,660	$23,877

Supplemental cash flow information:
Cash paid for interest	$300	$1,149

Cash paid for income taxes, net	$137	$4,036